Exhibit 99.1

Travelport Worldwide Limited Reports First Quarter 2017 Results

POSITIVE START TO THE YEAR WITH STRONG ASIA PACIFIC PERFORMANCE

LANGLEY, U.K., May 9, 2017 — Travelport Worldwide Limited (NYSE: TVPT) announced today its financial results for the first quarter ended March 31, 2017.

Highlights

•	Net revenue increased 7% to $651 million and net income increased to $56 million
•	Income per share (diluted) of $0.45 and net cash provided by operating activities of $95 million
•	Travel Commerce Platform revenue increased 7%, with revenue growth across all regions
•	Air revenue increased 7% to $474 million, primarily driven by strong market growth and seasonal effects
•	Beyond Air revenue increased 9% to $148 million, including eNett net revenue growth of 22% to $41 million
•	Adjusted EBITDA increased 9% to $169 million and Adjusted Income per Share (diluted) increased 24% to $0.51
•	Free Cash Flow increased by $68 million to $71 million
•	Completed post period-end divestiture of 51% stake in India-based technology development company IGT Solutions Private Ltd. (IGTS)
•	Anticipate full year 2017 earnings and cash flow to be towards the higher end of guidance ranges

Gordon Wilson, President and CEO of Travelport, commented:

“We have started 2017 well with a particularly strong performance in Asia Pacific, the world’s fastest growing and largest travel region, where we grew our air market share and saw our highest level of quarterly revenue growth for over five years. I am delighted that our leadership positions in airline content and merchandising, hospitality, mobile commerce and commercial payments are translating into greater revenue from existing customers, as well as new business wins across multiple geographies. We continue to invest in implementing these new wins, as well as in new product and capability extensions that will expand our focused areas of market leadership and support future growth. Given our positive start to the year, we are confident in our outlook for 2017 and expect our full year earnings and cash flow to come in towards the higher end of our guidance ranges.”

Summary

	Three months ended March 31,
(in $ thousands, except per share amounts)	2017	2016	Change
Net revenue	650,763	609,263	7%
Operating income	98,870	79,868	24%
Net income	55,863	17,181	*
Income per share – diluted	$0.45	$0.13	*
Adjusted EBITDA	168,553	154,140	9%
Adjusted Operating Income	107,241	96,464	11%
Adjusted Net Income	64,357	50,955	26%
Adjusted Income per Share – diluted	$0.51	$0.41	24%
Net cash provided by operating activities	95,022	26,204	*
Free Cash Flow	71,413	3,683	*
Cash dividend per share	$0.075	$0.075	—

* Percentage calculated not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted Income (Loss) per Share – diluted, Capital Expenditures, Net Debt and Free Cash Flow. Please refer to pages 10 to 13 of this press release for additional information, including reconciliations of such non-GAAP financial measures.

1

Discussion of Results

Net Revenue

Net revenue is comprised of:

	Three Months Ended March 31,		Change
(in $ thousands)	2017	2016	$	%
Air	$474,475	$443,884	$30,591	7
Beyond Air	147,585	135,002	12,583	9
Travel Commerce Platform	622,060	578,886	43,174	7
Technology Services	28,703	30,377	(1,674)	(6)
Net Revenue	$650,763	$609,263	$41,500	7

Net revenue increased by $42 million, or 7%, to $651 million primarily due to growth in Travel Commerce Platform revenue of $43 million, or 7%. Within Travel Commerce Platform revenue, Air revenue increased by $31 million, or 7%, mainly due to growth in air segments. Beyond Air revenue increased by $13 million, or 9%. Within Beyond Air, net revenue for eNett increased by 22% to $41 million primarily due to an increase in the volume of payments settled with existing customers and new customer wins. Technology Services revenue decreased by $2 million, or 6%, primarily due to lower development revenue and a reduction in hosting activities.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended March 31,
(in $ thousands)	2017	2016	% Change
Asia Pacific	$151,015	$128,495	18
Europe	202,416	194,847	4
Latin America and Canada	28,782	28,036	3
Middle East and Africa	83,553	73,450	14
International	465,766	424,828	10
United States	156,294	154,058	1
Travel Commerce Platform	$622,060	$578,886	7

The table below sets forth Travel Commerce Platform Reported Segments and global RevPas by region:

	Segments (in thousands)
	Three Months Ended March 31,
	2017	2016	% Change
Asia Pacific	19,208	16,989	13
Europe	23,497	23,133	2
Latin America and Canada	4,626	4,550	2
Middle East and Africa	9,476	9,721	(3)
International	56,807	54,393	4
United States	36,390	35,580	2
Travel Commerce Platform Reported Segments	93,197	89,973	4

	RevPas (in $)
	Three Months Ended March 31,
	2017	2016	% Change
International	$8.20	$7.81	5
United States	$4.30	$4.33	(1)
Travel Commerce Platform RevPas	$6.67	$6.43	4

Reported Segments increased by 3 million, or 4%. United States Reported Segments increased 2% and International Reported Segments increased 4% with increases in both Air and Beyond Air segments. Travel Commerce Platform RevPas increased 4% to $6.67, driving a $22 million increase in Travel Commerce Platform revenue. International RevPas increased 5% to $8.20, and United States RevPas decreased marginally by 1% to $4.30.

2

International Travel Commerce Platform revenue increased by $41 million, with Asia Pacific contributing primarily to this increase. Revenue from Asia Pacific increased 18% mainly due to a 13% increase in Reported Segments and growth in payment solutions in Beyond Air.

Adjusted EBITDA

Adjusted EBITDA increased by $14 million, or 9%, to $169 million mainly due to the following:

•	$42 million growth in net revenue; offset by:
•	$30 million increase within cost of revenue (excluding a $6 million net decrease related to items that are excluded from net income to determine Adjusted EBITDA) primarily due to increased travel distribution costs per segment and commission costs from our payment solutions business and an increase in Reported Segments

Operating Income

Operating income increased by $19 million to $99 million mainly due to the following:

•	$14 million increase in Adjusted EBITDA
•	$8 million related to revenue deferred in previous years, offset by:
•	$2 million increase in amortization of customer loyalty payments

Net Income

Net income increased by $39 million to $56 million due to the following:

•	$19 million increase in operating income
•	$25 million decrease in interest expense, net, resulting from an unrealized loss on interest rate derivative contracts recognized in 2016, lower interest rates and a lower debt balance, offset by:
•	$5 million increase in provision for income taxes

Adjusted Net Income

Adjusted Net Income increased by $13 million to $64 million mainly due to the following:

•	$39 million increase in net income, offset by:
•	$17 million decrease in unrealized loss on interest rate derivative contracts recognized in 2016, which is excluded to determine Adjusted Net Income and
•	$8 million decrease in corporate and restructuring, equity-based compensation and other costs, which are excluded to determine Adjusted Net Income

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $69 million to $95 million, primarily due to an increase in operating income, improved working capital and lower interest and customer loyalty payments in 2017.

Free Cash Flow

Free Cash Flow increased by $68 million to a cash inflow of $71 million, primarily due to an increase in net cash provided by operating activities.

Net Debt

Net Debt decreased from $2,205 million as of December 31, 2016 to $2,146 million as of March 31, 2017 and is comprised of $2,333 million in total debt less $187 million in cash and cash equivalents. The decrease in total debt of $12 million and increase of $47 million in the cash and cash equivalents balance as of March 31, 2017 compared to December 31, 2016 resulted in a decrease of $59 million in the Net Debt balance.

3

Full Year 2017 Financial Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of May 9, 2017. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (“SEC”) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

Our guidance for the full year 2017 is unchanged, as detailed below, although we expect Adjusted EBITDA, Adjusted Net Income, Adjusted Income per Share (diluted) and Free Cash Flow to be towards the higher end of our guidance ranges.

(in $ millions, except per share amounts)	FY 2017 Guidance	Growth
Net revenue	$2,425 - $2,475	3% - 5%
Adjusted EBITDA (1)	$585 - $595	2% - 4%
Adjusted Net Income (1)	$165 - $175	7% - 13%
Adjusted Income per Share – diluted (2)	$1.29 - $1.37	5% - 12%
Free Cash Flow (3)	$165 - $185	(14)% - (3)%

Travelport continues to anticipate that eNett, its commercial payments business, will grow net revenue by at least 20% in 2017. This is subject to exchange rate movements given that eNett’s net revenue is largely denominated in currencies other than the U.S. dollar.

(1)	Adjusted EBITDA guidance consists of Adjusted Net Income guidance excluding expected depreciation and amortization of property and equipment and expected amortization of customer loyalty payments of $240 million to $250 million, expected interest expense, net (excluding the impact of unrealized gain (loss) on interest rate derivative instruments) of $120 million to $125 million and expected related income taxes of $50 million to $55 million. Adjusted Net Income guidance excludes the expected impact of amortization of intangible assets of approximately $40 million, expected equity-based compensation and related taxes and corporate and restructuring costs of $55 million to $65 million and expected income tax benefit related to these adjustments of $5 million to $10 million. We are unable to reconcile Adjusted EBITDA and Adjusted Net Income to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as loss on early extinguishment of debt, impairment of long-lived assets, unrealized gains or losses on foreign currency and interest rate derivative instruments, and the related tax impact of these adjustments.
(2)	Adjusted Income per Share - diluted guidance consists of Adjusted Net Income divided by our expected weighted average number of dilutive common shares for 2017 of approximately 127.5 million.
(3)	Free Cash Flow guidance reflects expected net cash provided by operating activities for 2017 of $295 million to $325 million less cash additions to property and equipment of $130 million to $140 million.

This guidance assumes spot foreign exchange rates as of May 2, 2017, together with the impact of foreign exchange rate hedges undertaken during 2016 as part of our rolling hedging program.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 91% of our net revenue denominated in U.S. dollars in the first quarter of 2017, exchange rate movements in this currency have a low impact on our net revenue. Of our costs and expenses in the first quarter of 2017, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 71% were denominated in U.S. dollars.

We employ foreign exchange forward contracts to hedge our exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar, which are the main non-U.S. dollar components of our costs and expenses. The year over year impact of foreign exchange movements had a positive impact to Adjusted EBITDA for the first quarter of 2017.

Dividend

On May 5, 2017, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the first quarter of 2017. The dividend will be payable on June 15, 2017 to shareholders on record as at market close on June 1, 2017.

4

Investor Day

Travelport will hold an Investor Day on Tuesday, May 23, 2017 in New York, NY. In addition to management presentations, Travelport will also be conducting product demonstrations of some of its key solutions and innovations. For attendance in person, please contact Travelport’s investor relations team for further details.

A live webcast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com/investor-day, where a replay will also be available and will remain for one year thereafter.

Conference Call

The Company’s first quarter 2017 earnings conference call will be held later today (on May 9, 2017) beginning at 8:30 a.m. (Eastern Time).

A live audiocast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com. Please visit the site or click the following link to pre-register: https://www.webcaster4.com/Webcast/Page/1138/20529.

A replay of the audiocast will be available on the Investor Center section of Travelport’s website shortly after the end of the earnings call, where it will remain for one year thereafter.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Vice President, Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Julian Eccles

Vice President, PR and Corporate Communications
Tel: +44 (0)7720 409 374
julian.eccles@travelport.com

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About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment, mobile and other solutions for the global travel and tourism industry.  With a presence in approximately 180 countries, approximately 4,000 employees, our 2016 net revenue was over $2.3 billion.

Travelport is comprised of:

-	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace. Travelport has a leadership position in airline merchandising, hotel content and rate distribution, mobile travel commerce and a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

-	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, U.K. The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact our outstanding indebtedness may have on the way we operate our business; our ability to achieve expected cost savings from our efforts to improve operational and technology efficiency, including through our consolidation of multiple technology vendors and locations and the centralization of activities; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as payment solutions and mobile commerce; and the impact on business conditions worldwide as a result of political decisions, including the United Kingdom’s decision to leave the European Union. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 21, 2017, and available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

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TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(in $ thousands, except share data)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016

Net revenue	$650,763	$609,263

Costs and expenses
Cost of revenue	386,837	362,677
Selling, general and administrative	112,147	114,477
Depreciation and amortization	52,909	52,241

Total costs and expenses	551,893	529,395

Operating income	98,870	79,868
Interest expense, net	(30,275)	(54,895)

Income before income taxes	68,595	24,973
Provision for income taxes	(12,732)	(7,792)

Net income	55,863	17,181
Net loss (income) attributable to non-controlling interest in subsidiaries	243	(596)

Net income attributable to the Company	$56,106	$16,585

Income per share – Basic:
Income per share	$0.45	$0.13
Weighted average common shares outstanding – Basic	124,081,175	123,718,311

Income per share – Diluted:
Income per share	$0.45	$0.13
Weighted average common shares outstanding – Diluted	125,516,945	123,778,407

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TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(in $ thousands, except share data)	March 31, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$187,407	$139,938
Accounts receivable (net of allowances for doubtful accounts of $12,720 and $13,430)	267,785	218,224
Other current assets	99,286	84,089
Total current assets	554,478	442,251
Property and equipment, net	414,639	431,046
Goodwill	1,082,315	1,079,951
Trademarks and tradenames	313,097	313,097
Other intangible assets, net	510,750	511,607
Deferred income taxes	9,366	9,213
Other non-current assets	48,460	46,764
Total assets	$2,933,105	$2,833,929

Liabilities and equity
Current liabilities:
Accounts payable	$62,347	$59,219
Accrued expenses and other current liabilities	527,862	478,560
Current portion of long-term debt	62,441	63,558
Total current liabilities	652,650	601,337
Long-term debt	2,270,788	2,281,210
Deferred income taxes	59,433	59,381
Other non-current liabilities	225,049	227,783
Total liabilities	3,207,920	3,169,711
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of March 31, 2017 and December 31, 2016)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 125,000,621 shares and 124,941,233 shares issued; 124,082,833 shares and 124,032,361 shares outstanding as of March 31, 2017 and December 31, 2016, respectively)	312	312
Additional paid in capital	2,705,950	2,708,836
Treasury shares, at cost (917,788 shares and 908,872 shares as of March 31, 2017 and December 31, 2016, respectively)	(14,294)	(14,166)
Accumulated deficit	(2,808,732)	(2,864,838)
Accumulated other comprehensive loss	(183,136)	(190,072)
Total shareholders’ equity (deficit)	(299,900)	(359,928)
Equity attributable to non-controlling interest in subsidiaries	25,085	24,146
Total equity (deficit)	(274,815)	(335,782)
Total liabilities and equity	$2,933,105	$2,833,929

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TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(in $ thousands)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Operating activities
Net income	$55,863	$17,181
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,909	52,241
Amortization of customer loyalty payments	18,795	16,574
Impairment of long-lived assets	685	461
Amortization of debt finance costs and debt discount	2,673	2,571
Gain on foreign exchange derivative instruments	(7,701)	(11,074)
(Gain) loss on interest rate derivative instruments	(226)	16,456
Equity-based compensation	8,006	9,117
Deferred income taxes	152	(887)
Customer loyalty payments	(16,755)	(25,307)
Pension liability contribution	(595)	(1,118)
Changes in assets and liabilities:
Accounts receivable	(49,198)	(49,424)
Other current assets	(4,075)	(23,251)
Accounts payable, accrued expenses and other current liabilities	37,449	27,232
Other	(2,960)	(4,568)

Net cash provided by operating activities	95,022	26,204

Investing activities
Property and equipment additions	(23,609)	(22,521)

Net cash used in investing activities	(23,609)	(22,521)

Financing activities
Repayment of term loans	(5,938)	(9,405)
Repayment of capital lease obligations and other indebtedness	(9,511)	(12,079)
Proceeds from revolver borrowings	—	10,000
Repayment of revolver borrowings	—	(10,000)
Dividend to shareholders	(9,306)	(9,280)
Proceeds from share issuance under employee share purchase plan	632	—
Treasury share purchase related to vesting of equity awards	(128)	(275)
Net cash used in financing activities	(24,251)	(31,039)
Effect of changes in exchange rate on cash and cash equivalents	307	508
Net increase (decrease) in cash and cash equivalents	47,469	(26,848)
Cash and cash equivalents at beginning of period	139,938	154,841
Cash and cash equivalents at end of period	$187,407	$127,993

Supplemental disclosures of cash flow information
Interest payments, net of capitalized interest	$30,126	$37,480
Income tax payments, net of refunds	3,905	4,549
Non-cash capital lease additions	1,651	6,779

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net Income to Adjusted Net Income, Adjusted Operating Income and Adjusted EBITDA	Three Months Ended March 31,
(in $ thousands)	2017	2016
Net income	$55,863	$17,181
Adjustments:
Amortization of intangible assets	10,392	11,139
Equity-based compensation and related taxes	7,786	9,101
Corporate and restructuring costs	5,656	7,409
Impairment of long-lived assets	685	461
Other – non cash (*)	(16,374)	4,942
Tax impact of adjustments	349	722
Adjusted Net Income	64,357	50,955
Adjustments:
Interest expense, net	30,501	38,439
Remaining provision for income taxes	12,383	7,070
Adjusted Operating Income	107,241	96,464
Adjustments:
Depreciation and amortization of property and equipment	42,517	41,102
Amortization of customer loyalty payments	18,795	16,574
Adjusted EBITDA	$168,553	$154,140

(*) Other—non cash includes (i) unrealized gains on foreign currency exchange derivative contracts of $8 million and $11 million for the three months ended March 31, 2017 and 2016, respectively, and (ii) unrealized (gains) losses on interest rate derivative contracts of less than $(1) million and $16 million for the three months ended March 31, 2017 and 2016, respectively, (iii) $8 million related to revenue deferred in previous years for the three months ended March 31, 2017 and (iv) other gains of $1 million for the three months ended March 31, 2017.

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities and Free Cash Flow	Three Months Ended March 31,
(in $ thousands)	2017	2016
Adjusted EBITDA	$168,553	$154,140
Add (Less):
Interest payments	(30,126)	(37,480)
Tax payments	(3,905)	(4,549)
Customer loyalty payments	(16,755)	(25,307)
Changes in working capital	(13,588)	(49,048)
Pensions liability contribution	(595)	(1,118)
Changes in other assets and liabilities	(2,779)	(7,108)
Other adjusting items (*)	(5,783)	(3,326)
Net cash provided by operating activities	95,022	26,204
Less: capital expenditures on property and equipment additions	(23,609)	(22,521)
Free Cash Flow	$71,413	$3,683

(*) Other adjusting items relate to payments for costs included within operating income but excluded from Adjusted EBITDA, and during the three months ended March 31, 2017 and 2016, relate to payments for corporate and restructuring costs.

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TRAVELPORT WORLDWIDE LIMITED

OPERATING STATISTICS

(unaudited)

Reconciliation of Net Debt (in $ thousands)	March 31, 2017	December 31, 2016
Current portion of long-term debt	$62,441	$63,558
Non-current portion of long-term debt	2,270,788	2,281,210
Total debt	2,333,229	2,344,768
Less: Cash and cash equivalents	(187,407)	(139,938)
Net Debt	$2,145,822	$2,204,830

Reconciliation of Income per Share – Diluted to Adjusted Income per Share – Diluted	Three Months Ended March 31,
(in $)	2017	2016
Income per share - diluted	$0.45	$0.13
Per share adjustments to net income to determine Adjusted Income per Share - diluted	0.06	0.28
Adjusted Income per Share - diluted	$0.51	$0.41

Reconciliation of Capital Expenditures	Three Months Ended March 31,
(in $ thousands)	2017	2016
Property and equipment additions	$23,609	$22,521
Repayment of capital lease obligations and other indebtedness	9,511	12,079
Capital Expenditures	$33,120	$34,600

Other Metrics

	Three Months Ended March 31,
(in thousands, except where specified)	2017	2016	% Change
Transaction value processed on the Travel Commerce Platform	$20,553,737	$20,133,265	2
Percent of Air segment revenue from away bookings	67%	68%	(1)
Hotel room nights sold	16,250	15,673	4
Car rental days sold	22,242	21,927	1
Hospitality segments per 100 airline tickets issued	41	43	(4)

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TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), and related income taxes.

Adjusted Income (Loss) per Share - Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, and items that are excluded under our debt covenants, such as, non-cash equity-based compensation, certain corporate and restructuring costs, non-cash impairment of long-lived assets, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions.

Adjusted Operating Income (Loss) is defined as Adjusted EBITDA less depreciation and amortization of property and equipment and amortization of customer loyalty payments.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, less cash used for additions to property and equipment.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

We utilize non-GAAP (or adjusted) financial measures, including Adjusted EBITDA, Adjusted Operating Income (Loss),

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share – diluted, to provide useful supplemental information to assist investors in understanding and assessing our performance and financial results on the same basis that management uses internally. These adjusted financial measures provide investors greater transparency with respect to key metrics used by management to evaluate our core operations, forecast future results, determine future capital investment allocations and understand business trends within the industry. These metrics are also used by our Board of Directors to determine incentive compensation for future periods. Management believes the adjusted financial measures assist investors in the comparison of financial results between periods as such measures exclude certain items that management believes are not reflective of our core operating performance consistent with how management reviews the business.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share – diluted, Adjusted Operating Income (Loss) and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered as, alternatives to net income (loss) or net income (loss) per share – diluted, as determined under U.S. GAAP. In addition, these measures may not be comparable to similarly named measures used by other companies.

We believe Adjusted Income (Loss) per Share-diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments) and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share-diluted has similar limitations as Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

We believe our important measure of liquidity is Free Cash Flow. This measure is useful indicator of our ability to generate cash to meet our liquidity demands. We use Free Cash Flow to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform.  We believe it provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.  Free Cash Flow is non-GAAP measure and may not be comparable to similarly named measures used by other companies.  This measure has limitation in that it does not represent the total increase or decrease in the cash balance for the period, nor do they represent residual cash flow for discretionary expenditures. This measure should not be considered as measure of liquidity or cash flows from operations as determined under U.S. GAAP.

We use Capital Expenditures to determine our total cash spent on acquisition of property and equipment and cash repayment of capital lease obligation and other indebtedness. We believe this measure provides management and investors an understanding of total capital invested in the development of our platform. Capital Expenditures is a non-GAAP measure and may not be comparable to similarly named measures used by other entities. This measure has limitation in that it aggregates cash flows from investing and financing activities as determined under U.S. GAAP.

Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

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